EXHIBIT 3.1

                            CERTIFICATE OF AMENDEMNT
                                     OF THE
                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                                  HEMCURE, INC.

         We, the undersigned, Micheael Friess, as President, and John Venette, as Secretary of Hemcure, Inc., a corporation organized and existing under the laws of the State of Minnesota, do hereby certify that, pursuant to actions taken at a meeting of the shareholders of the Company on June 25, 2005, resolutions were duly adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act by the affirmative vote of more than a majority of the outstanding common shares of the Company, amending the following Articles to the Articles of Incorporation of the Company as follows:

Article IV
         The total authorized shares of this corporation shall consist of Eight Hundred Million (800,000,000) voting common shares having a par value of One Cent ($.01) per share.

         Article V of the Articles of Incorporation, which granted shareholders the right of cumulative voting with respect to the election of directors, is hereby removed.

         FURTHER RESOLVED, that the President and Secretary of the corporation be, and they hereby are, authorized and directed to file Amended and Restated Articles of Incorporation along with a Certificate of Amendment of the Articles of Incorporation of this Company embodying the foregoing resolution and to cause the same to be filed with the Secretary of State of the State of Minnesota in accordance with the laws of the State of Minnesota. The amendment restating the articles correctly sets forth without change the corresponding provisions of the articles as previously amended.

IN WITNESS WHEREOF, we have hereunto subscribed our names as officers of the Company pursuant to the foregoing resolution this 1st day of July 2005.

                                            HEMCURE, INC.

                                            by   /s/ Michael Friess
                                               ---------------------------------
                                                     Michael Friess
                                                     President


                                            by  /s/ John Venette
                                               ---------------------------------
                                                    John Venette
                                                    Secretary, Treasurer
(No Corporate Seal)


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